Exhibit 4.514
Dated 8 September 2011
Amendment agreement
in respect of
Security Interest Agreement over Securities
Relating to SIG Asset Holdings Limited
(1) SIG COMBIBLOC GROUP AG
(2) WILMINGTON TRUST (LONDON) LIMITED
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS AGREEMENT is dated 8th day of September 2011
BETWEEN
(1)	SIG COMBIBLOC GROUP AG, a company organised under the laws of Switzerland, registered with the commercial register (Handelsregister) of the Canton of Schaffhausen under company number CH-290.3.004.149-2, with its registered seat in Neuhausen am Rheinfall, Switzerland and its business address as at the date of this Agreement at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland (the “Grantor”); and

(2)	WILMINGTON TRUST (LONDON) LIMITED, a private limited company whose registered number is 05650152 and whose registered office address as at the date of this Agreement is at Third Floor, 1 King’s Arms Yard, London EC2R 7AF in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement (as defined below) for the Secured Parties (as defined below), with its successors, permitted transferees and assigns in such capacity (“Collateral Agent”).
BACKGROUND
A	On 29 January 2010, the Grantor entered into a security interest agreement (the “SIA”) in respect of securities held by it in SIG Asset Holdings Limited (the “Company”) in favour of the Collateral Agent.

B	This Agreement is supplemental to and amends the SIA.

C	The parties have agreed to amend the SIA on the basis set out in this Agreement and agree that notwithstanding any amendments made by this Agreement, the security granted under the SIA remains in full force and effect as from 29 January 2010.
OPERATIVE PROVISIONS
IT IS HEREBY AGREED as follows:
1.	Definitions and Interpretation

1.1	Words and expressions used in this Agreement shall unless otherwise defined bear the meanings assigned to them in the SIA as amended by this Agreement.

1.2	Unless the context otherwise requires, references in the SIA to “this Agreement” shall be to the SIA as amended by this Agreement and otherwise from time to time.

1.3	Subject to the provisions of this Agreement, the SIA shall remain in full force and effect and shall be read and construed as one document with this Agreement.

1.4	References to “this Agreement”, a “Clause” or a “Schedule” are references to this Agreement or a clause in or schedule to it.

2.	Amendment of SIA

2.1	With effect from the date of this Agreement, the SIA shall be deemed to be amended as follows:
2.1.1	in Clause 1.1 (Definitions), the definitions “Obligations” and “Senior Secured Note Indenture” shall be deleted in their entirety and replaced with the following:

Obligations	means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents including in particular, but not limited to, the Parallel Obligations together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other documents evidencing or securing any such liabilities provided always that the Grantor shall

(A) only be liable under this Agreement or any other Loan Document (including, for the avoidance of doubt, any restructuring of the Grantor’s rights of set-off and/or subrogation and its duties to subordinate claims) in relation to obligations (other than obligations under the Loan Documents of (y) the Grantor (i) incurred as Borrower under the Credit Agreement, (ii) incurred as borrower under any agreement pursuant to which a Local Facility (as defined in the Credit Agreement) is made available, (iii) incurred as a party to and beneficiary under any Hedging Agreement (as defined in the Credit Agreement), (iv) owed as Cash Management Obligations, provided the Grantor is a beneficiary of the Cash Management Services causing such Cash Management Obligations (all as defined in the Credit Agreement), (v) incurred as a party to and beneficiary under any Additional Agreement or (vi) to the extent certain proceeds of the Senior Secured Note Indenture have been made available to the Grantor, up to such proceeds and (z) a direct or indirect subsidiary of the Grantor (the “Grantor’s Subsidiary”) (i) incurred as Borrower under the Credit Agreement, (ii) incurred as borrower under any agreement pursuant to which a Local Facility (as defined in the Credit Agreement) is made available, (iii) incurred as a party to and beneficiary under any Hedging Agreement (as defined in the Credit Agreement), (iv) owed as Cash Management Obligations, provided the Grantor’s Subsidiary is a beneficiary of the Cash Management Services causing such Cash Management Obligations (all as defined in the Credit Agreement), (v) incurred as a party to and beneficiary under any Additional Agreement or (vi) to the extent certain proceeds of the Senior Secured Note Indenture have been made available to the Grantor’s Subsidiary, up to such proceeds) to the extent such obligations do not constitute a repayment of capital (Einlagerueckgewaehr), a violation of the legally protected reserves (gesetzlich geschuetzte Reserven) or a payment of a (constructive) dividend prohibited by the Swiss Federal Code of Obligations by the Grantor and in the maximum amount of its profits available for the distribution of dividends at the point in time the Grantor’s obligations fall due (being the balance sheet profits and any free reserves made for this purpose, in each case in accordance with the relevant Swiss law);

(B) pass for such payments shareholder’s resolutions for the distribution of dividends in accordance with the relevant provisions of the Swiss Federal Code of Obligations being in force at that time (currently the profits available for the distribution of dividends as described above must be determined based on an audited balance sheet and such shareholders’ resolution must be based on a report from the Grantor’s auditors approving the proposed distribution of dividends); and

(C) deduct from such payments Swiss Anticipatory Tax (withholding tax) at the rate of 35% (or such other rate as in force from time to time) and subject to any applicable double taxation treaty and/or agreements entered into with the Swiss Federal Tax administration:

(i) pay such deduction to the Swiss Federal Tax Administration; and

(ii) give evidence to the respective Secured Party beneficiary or Secured Parties beneficiaries (as the case may be) of such deduction in accordance with Section 2.20 (Taxes) of the Credit Agreement and Section 4.15 (Withholding Taxes) of the Senior Secured Note Indenture;

(iii) but if such a deduction is made, not be obliged to gross-up pursuant to Section 2.20 (Taxes) of the Credit Agreement and Section 4.15 (Withholding Taxes) of the Senior Secured Note Indenture to the extent that such gross-up would result in the aggregate amounts paid to the Secured Parties beneficiaries and the Swiss Federal Tax administration exceeding the maximum amount of its profits available for the distribution of dividends

Senior Secured Note Indenture	has the meaning given to that term in the Credit Agreement
3.	Representations and Warranties

The Grantor represents and warrants to the Collateral Agent that:
3.1	this Agreement constitutes legal, valid, binding and (subject to remedies provided by law) enforceable obligations of the Grantor;

3.2	this Agreement is within its powers and has been duly authorised by appropriate corporate action of the Grantor;

3.3	this Agreement does not conflict with any law or regulation or judgment, the memorandum or articles of incorporation of the Grantor, or any agreement or document to which it is a party or which is binding upon it or any of its assets;

3.4	this Agreement does not require any authorisation, approval, consent, licence or registration in any jurisdiction for its execution, performance, validity or enforceability;

3.5	as at the date of this Agreement, all of the representations and warranties contained in clause 11 of the SIA (Credit Agreement Warranties) are true and accurate as if repeated on the date of this Agreement with reference to the facts and circumstances subsisting on such date; and
3.6	as at the date of this Agreement, no Enforcement Event or event which, with the giving of notice, lapse of time or other condition may constitute an Enforcement Event has occurred or is continuing or would result from the execution of this Agreement or the performance of the SIA as amended hereby.

4.	General

4.1	This Agreement shall be governed by and construed in accordance with the laws of Guernsey.

4.2	This Agreement may be executed in two counterparts and execution by each of the parties of any one of such counterparts will constitute the execution of this Agreement.

4.3	For the benefit of the Collateral Agent the Grantor irrevocably submits to the jurisdiction of the Guernsey courts and the Grantor irrevocably agrees that a judgment in any proceedings in connection with this Agreement by the Guernsey courts shall be conclusive and binding upon the Grantor and may be enforced against the Grantor in the courts of any other jurisdiction. The Collateral Agent shall also be entitled to take proceedings in connection with this Agreement against the Grantor in the courts of any country in which the Grantor has assets or in any other courts of competent jurisdiction.

4.4	The Grantor waives:-
4.4.1	any objection which the Grantor may now or in the future have to the Guernsey courts or other courts referred to in Clause 4.2 as a venue for any proceedings in connection with the SIA; and

4.4.2	any claim, which it may now or in the future be able to make that any proceedings in the Guernsey Courts or other Courts, referred to in Clause 4.3 have been instituted in an inappropriate forum.
4.5	As envisaged in Clause 2.3 of the SIA, until the payment, performance or discharge of the Obligations, the obligations of the Grantor under the SIA and the security created pursuant to the SIA shall not be discharged, impaired or otherwise affected by the execution of this Agreement.

4.6	For the avoidance of doubt, an amended conformed copy of the SIA, reflecting the amendments set forth in this Agreement, is enclosed in the Schedule.
IN WITNESS whereof this Agreement has been duly executed
/s/ Pru Wyllie
SIGNED
for and on behalf of
SIG COMBIBLOC GROUP AG

/s/ Paul Barton	Paul Barton Relationship Manager
SIGNED
for and on behalf of
WILMINGTON TRUST (LONDON ) LIMITED

SCHEDULE
CONSOLIDATED COPY OF AMENDED SIA

Dated 29 January 2010
Security Interest Agreement
Over Securities
Relating To
Sig Asset Holdings Limited
(1) SIG Combibloc Group Ag
(2) Wilmington Trust (London) Limited As Collateral Agent
as amended by a security amendment agreement dated [ ] 2011
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS AGREEMENT is dated 29th day of January 2010
BETWEEN:
(1)	SIG COMBIBLOC GROUP AG, a company organised under the laws of Switzerland, registered with the commercial register (Handelsregister) of the Canton of Schaffhausen under company number CH-290.3.004.149-2, with its registered seat in Neuhausen am Rheinfall, Switzerland and its business address as at the date of this Agreement at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland (the “Grantor”); and

(2)	WILMINGTON TRUST (LONDON) LIMITED, a private limited company whose registered number is 05650152 and whose registered office address as at the date of this Agreement is at Fifth Floor, 6 Broad Street, London EC2M 1JH in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement (as defined below) for the Secured Parties (as defined below), with its successors, permitted transferees and assigns in such capacity (“Collateral Agent”).
RECITALS:
(A)	The Credit Agreement (as defined below) has been entered into under which the Facility (as defined below) may be provided to Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, SIG Austria Holding GmbH, Closure Systems International Holdings Inc. and Closure Systems International B.V. and certain other parties. The Company (as defined below) and the Grantor are guarantors under the Credit Agreement.

(B)	The Senior Secured Note Indenture (as defined below) has been entered into in respect of which the Company and the Grantor are guarantors.

(C)	It is a condition subsequent of entry into the Loan Documents (as defined below) (which include the Credit Agreement and the Senior Secured Note Indenture) that the Grantor enters into this Agreement in order to secure the discharge of the Obligations (as defined below).

(D)	The Grantor agrees to grant in favour of the Collateral Agent a security interest in the Collateral (as defined below) so that this Agreement shall constitute a security interest agreement in accordance with the Law (as defined below) and the Loan Documents (as defined below).
OPERATIVE PROVISIONS
1	Definitions and Interpretation

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following words and expressions shall have the meanings set out below:

Acknowledgement	means the acknowledgement to be given to the Collateral Agent by the Company substantially in the form set out in Part 2 of Schedule 2

Additional Agreement	has the meaning given to that term in the First Lien Intercreditor Agreement

Additional Collateral Agent’s Fee Letter	means the fee letter dated 20 January 2010 among the Collateral Agent and Reynolds Group Holdings Limited as amended, novated, supplemented, restated or modified from time to time

Agreed Security Principles	has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail

Amendment No.1 and Joinder Agreement	means the joinder agreement dated 21 January 2010 made among (amongst others) the Collateral Agent, The Bank of New York Mellon, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which the Collateral Agent is appointed an additional collateral agent and becomes party to the First Lien Intercreditor Agreement

Applicable Representative	has the meaning given to that term in the First Lien Intercreditor Agreement

Borrowers	means the “Borrowers” under or as defined in the Credit Agreement from time to time

Business Day	means any day (other than a Saturday, Sunday or bank holiday) on which banks are open in New York, London and Guernsey for normal banking business

Collateral	means:

(1) the Securities;

(2) to the fullest extent permitted by law, all Derivative Assets; and

(3) all of the Grantor’s right, title and interest to and in the Securities and the Derivative Assets and in each case whether or not the certificates of title relating to the Securities were or the title to the Securities was vested in the Collateral Agent or its nominees before or after the date of this Agreement and whether or not such certificates were or such title was vested originally for the purposes of creating security, safe custody, collection or otherwise (and shall include, unless the context otherwise requires all or any part of the assets referred to in (1) to (3) above)

Companies Law	means The Companies (Guernsey) Law, 2008 (as amended)

Company	means SIG Asset Holdings Limited a non-cellular company limited by shares incorporated in Guernsey whose registered number is 28883 and whose registered office as at the date of this Agreement is at Heritage Hall, Le Marchant Street, St Peter Port, Guernsey

Credit Agreement	means the credit agreement dated 5 November 2009, among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., Closure Systems International B.V., SIG Euro Holding AG & Co. KGaA and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse) as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time

Derivative Assets	means all securities, rights, dividends, interest, monies, distributions and other property (whether of a capital or income nature) accruing, offered, issued or deriving at any time by way of dividend, bonus, redemption, exchange, purchase, sale, substitution, conversion, consolidation, sub-division, preference, option or otherwise attributable to any of the securities which from time to time comprise the Securities and includes any Securities which may be renumbered or redesignated

Encumbrance	means any “Lien” under and as defined in the First Lien Intercreditor Agreement, other than the security interest created pursuant to this Agreement

Enforcement Event	means an “Event of Default” under and as defined in the First Lien Intercreditor Agreement

Facility	means the time, credit or banking facilities provided to the Borrowers from time to time under the Credit Agreement

First Lien Intercreditor Agreement	means the First Lien Intercreditor Agreement dated 5 November 2009 among (amongst others) The Bank of New York Mellon as collateral agent and as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit

Suisse) as administrative agent under the Credit Agreement and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time (including by the Amendment No.1 and Joinder Agreement which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement)

Intercreditor Arrangements	means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time

Issuers	means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest

Law	means the Security Interests (Guernsey) Law, 1993

Lien	has the meaning given to that term in the First Lien Intercreditor Agreement

Loan Documents	means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document

Loan Parties	means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement

Loan Parties’ Agent	means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited)

Notice	means the notice to be given to the Company substantially in the form set out in Part 1 of Schedule 2

Obligations	means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents including in particular, but not limited to, the Parallel Obligations together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other documents evidencing or securing any such liabilities provided always that the Grantor shall

(A) only be liable under this Agreement or any other Loan Document (including, for the avoidance of doubt, any restructuring of the Grantor’s rights of set-off and/or subrogation and its duties to subordinate claims) in relation to obligations (other than obligations under the Loan Documents of (y) the Grantor (i) incurred as Borrower under the Credit Agreement, (ii) incurred as borrower under any agreement pursuant to which a Local Facility (as defined in the Credit Agreement) is made available, (iii) incurred as a party to and beneficiary under any Hedging Agreement (as defined in the Credit Agreement), (iv) owed as Cash Management Obligations, provided the Grantor is a beneficiary of the Cash Management Services causing such Cash Management Obligations (all as defined in the Credit Agreement), (v) incurred as a party to and beneficiary under any Additional Agreement or (vi) to the extent certain proceeds of the Senior Secured Note Indenture have been made available to the Grantor, up to such proceeds and (z) a direct or indirect subsidiary of the Grantor (the “Grantor’s Subsidiary”) (i) incurred as Borrower under the Credit Agreement, (ii) incurred as borrower under any agreement pursuant to which a Local Facility (as defined in the Credit Agreement) is made available, (iii) incurred as a party to and beneficiary under any Hedging Agreement (as defined in the Credit Agreement), (iv) owed as Cash Management Obligations, provided the Grantor’s Subsidiary is a beneficiary of the Cash Management Services causing such Cash Management Obligations (all as defined in the Credit Agreement), (v) incurred as a party to and beneficiary under any Additional Agreement or (vi) to the extent certain proceeds of the Senior Secured Note Indenture have been made available to the Grantor’s Subsidiary, up to such proceeds) to the extent such obligations do not constitute a repayment of capital (Einlagerueckgewaehr), a violation of the legally protected reserves (gesetzlich geschuetzte Reserven) or a payment of a (constructive) dividend prohibited by the Swiss Federal Code of Obligations by the Grantor and in the maximum amount of its profits available for the distribution of dividends at the point in time the Grantor’s obligations fall due (being the balance sheet profits and any free reserves made for this purpose, in each case in accordance with the relevant Swiss law);

(B) pass for such payments shareholder’s resolutions for the distribution of dividends in accordance with the relevant provisions of the Swiss Federal Code of Obligations being in force at that time (currently the profits available for the distribution of dividends as described above must be determined based on an audited balance sheet and such shareholders’ resolution must be based on a report from the Grantor’s auditors approving the proposed distribution of dividends); and

(C) deduct from such payments Swiss Anticipatory Tax (withholding tax) at the rate of 35% (or such other rate as in force from time to time) and subject to any applicable double taxation treaty and/or agreements entered into with the Swiss Federal Tax administration:

(i) pay such deduction to the Swiss Federal Tax Administration; and

(ii) give evidence to the respective Secured Party beneficiary or Secured Parties beneficiaries (as the case may be) of such deduction in accordance with Section 2.20 (Taxes) of the Credit Agreement and Section 4.15 (Withholding Taxes) of the Senior Secured Note Indenture;

(iii) but if such a deduction is made, not be obliged to gross-up pursuant to Section 2.20 (Taxes) of the Credit Agreement and Section 4.15 (Withholding Taxes) of the Senior Secured Note Indenture to the extent that such gross-up would result in the aggregate amounts paid to the Secured Parties beneficiaries and the Swiss Federal Tax administration exceeding the maximum amount of its profits available for the distribution of dividends

Parallel Obligations	means the independent obligations of any of the Loan Parties arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Loan Party to the other Secured Parties (or any of them) under the

Loan Documents

Principal Finance Documents	means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement

Required Currency	means the currency or currencies in which the Obligations are expressed from time to time

Secured Parties	means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement

Securities	means the securities described in Schedule 1 and any and all further shares in the capital of the Company of which the Grantor may become the legal and/or beneficial owner from time to time

Security Documents	means the “Security Documents” under, and as defined in, the First Lien Intercreditor Agreement

Security Period	means the period commencing on the date of this Agreement and terminating on the date upon which the security constituted by this Agreement is released in accordance with Clause 6 of this Agreement

Senior Secured Note Indenture	has the meaning given to that term in the Credit Agreement
1.2	Interpretation
1.2.1	Headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.2.2	Unless the context otherwise requires, words (including definitions) denoting the singular number only shall include the plural and vice versa.

1.2.3	References to “this Agreement”, a “Clause” or a “Schedule” are references to this agreement or a clause in or schedule of it.

1.2.4	References to laws, ordinances, statutes and/or statutory provisions shall be construed as referring to such laws, ordinances, statutes or statutory provisions as respectively replaced amended extended or consolidated.

1.2.5	References to any document shall be construed as a reference to such document as the same may be amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

1.2.6	References to the “Collateral Agent” or the “Grantor” shall include a reference to any successor, permitted transferee and permitted assign.

1.2.7	References to a “party” shall mean a party to this Agreement.

1.2.8	The expression “person” shall be construed to include references to any person, firm, company, partnership, corporation or any agency of any of them.

1.2.9	The Grantor shall be the “debtor”, the Collateral Agent shall be the “secured party” and an Enforcement Event which is continuing shall be the “events of default” for the purposes of the Law.

1.2.10	Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement and in any notice given under this Agreement.
1.3	The Grantor acknowledges and agrees that the Collateral Agent’s actions under this Agreement are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have, subject to the terms of the Principal Finance Documents, the protections, immunities, rights, indemnities and benefits conferred on the collateral agent under the Principal Finance Documents.

1.4	For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with Clause 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this Agreement are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Grantor.

2	Security

2.1	In consideration of the borrowings under the Loan Documents and for the purpose of securing the discharge of the Obligations, the Grantor as legal owner of all the Securities as identified in Schedule 1 hereby:
2.1.1	acknowledges and confirms delivery to the Collateral Agent of the certificates or documents of title to the Securities; and

2.1.2	assigns to and charges in favour of the Collateral Agent all its rights, title and interest in and the benefit of the Collateral in order to create a security interest in or over it in accordance with the Law.
2.2	The Grantor agrees that the security created over all rights, title and interest in and the benefit of the Collateral pursuant to this Agreement constitutes continuing security for the payment, performance and discharge of the Obligations and that, subject to the Legal Reservations (as defined in the Credit Agreement), the Collateral Agent shall have a first priority security interest over the Collateral in accordance with the Law.

2.3	Until the payment, performance and discharge of the Obligatons, the obligations of the Grantor under this Agreement and the security created pursuant to this Agreement shall not be discharged, impaired or otherwise affected by:
2.3.1	any time, waiver or consent granted to, or composition with, any Loan Party or other person;

2.3.1	the release of any Loan Party or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

2.3.2	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Loan Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

2.3.3	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Loan Party or any other person;

2.3.4	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Loan Document or any other document or security or of the Obligations;

2.3.5	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Documents or any other document or security or of the Obligations; or

2.3.6	any insolvency or similar proceedings, including, as a matter of Guernsey law, a declaration of désastre or the granting of a preliminary vesting order.
2.4	The creation of the security interest pursuant to Clause 2.1 is in addition to, and shall not affect, the Collateral Agent’s other rights under or pursuant to this Agreement.

2.5	The Grantor undertakes that, on the date of execution of this Agreement, it shall:
2.5.1	provided that the Notice has been signed by the Collateral Agent, execute and deliver to the Company the Notice and, following the delivery of such Notice, procure that the Company executes and promptly delivers the Acknowledgment to the Collateral Agent; and

2.5.2	execute and deliver undated stock transfer forms in relation to the Securities (the “Stock Transfer Forms”), with the name of the transferee left blank, to the Collateral Agent.
2.6	If an Enforcement Event has occurred and is continuing, the Collateral Agent may complete the Stock Transfer Forms.

2.7	No defect in respect of any security interest created in any intangible movable property from time to time comprising the Collateral shall derogate from or affect the validity of this Agreement or the security interest created pursuant to this Agreement in relation to any other intangible movable property.

2.8	If an Enforcement Event has occurred and is continuing, the Collateral Agent may at its discretion pay any calls or other payments due from time to time in respect of the Collateral or payable in respect of any rights attaching to the Collateral.

2.9	Unless an Enforcement Event has occurred and is continuing, the parties to this Agreement agree that:
2.9.1	the Grantor may receive all dividends, income, interest or other amounts relating to the Derivative Assets from time to time paid on the Collateral to the extent permitted under the Principal Finance Documents; and

2.9.2	the Grantor shall be entitled to exercise all voting rights in relation to the Collateral and exercise all other rights and powers in respect of the Collateral provided that the Grantor shall not exercise such rights and powers in any manner which would adversely affect the validity or enforceability of this

Agreement or which would cause the occurrence of an Enforcement Event.
3	Undertakings
3.1	The Grantor undertakes to the Collateral Agent for the continuance of this Agreement that, unless otherwise permitted under the Principal Finance Documents:
3.1.1	it will pay all calls or other payments due from time to time in respect of the Securities;

3.1.2	it will use best endeavours to procure that throughout the Security Period:
(a)	no further shares in the Company shall be issued other than to the Grantor unless the Grantor complies with Clause 3.2; and

(b)	no amendment be made to the memorandum and articles of incorporation of the Company which would adversely affect the validity or enforceability of this Agreement or which would cause the occurrence of an Enforcement Event, without the prior written consent of the Collateral Agent (acting on the reasonable instruction of the Applicable Representative); and
3.1.3	it will deposit with the Collateral Agent copies of all documents relating to any bonus or rights or other issue of stock or shares in respect of the Securities.
3.2	At all times throughout the Security Period, the Grantor shall, subject to the Agreed Security Principles, cause any third party which may, from time to time, subscribe for shares of the Company, to provide a Lien over such shares in a substantially similar form to this Agreement.

4	Covenants

4.1	The Grantor covenants and undertakes to the Collateral Agent, so that the same shall be continuing covenants and undertakings throughout the Security Period, that it shall not without prior written consent of the Collateral Agent, acting on the instruction of the Applicable Representative (such instruction not to be unreasonably withheld or delayed), except as permitted under the Principal Finance Documents or this Agreement:
4.1.1	negotiate, settle or waive any claim for loss, damage or other compensation affecting the Collateral or any part of it; or

4.1.2	create nor attempt to create nor allow the creation of any further Encumbrance in or over the Collateral; or

4.1.3	sell or attempt to sell, encumber, withdraw, close, disburse, pay, assign, transfer or otherwise dispose of the Collateral or any interest in it or part of it.
4.2	The Grantor covenants and undertakes to the Collateral Agent, so that the same shall be continuing covenants and undertakings throughout the Security Period, that it shall use best endeavours to prevent any person (other than the Collateral Agent, any Secured Party or the Grantor) from becoming entitled to claim any right over the Collateral or any part of it, unless such claim is permitted by the Principal Finance Documents.

5	Enforcement Event

5.1	Without prejudice and in addition to any of the rights of the Collateral Agent under the Law (after the occurrence of an Enforcement Event which is continuing), if an Enforcement Event has occurred and is continuing, the Collateral Agent may (upon the instruction of the Applicable Representative) enforce the security granted by this Agreement, following delivery of the required notice under the Law.

5.2	If an Enforcement Event has occurred and is continuing and provided the Collateral Agent has served notice in accordance with Clause 5.1, the Grantor authorises and instructs the Collateral Agent to deal with the Collateral in its own discretion as it sees fit in accordance with the Intercreditor Arrangements without any reference to or further authority from the Grantor and without any enquiry by the Grantor as to the justification for the Collateral Agent’s actions.

6	Release of Security

6.1	The security interest created pursuant to this Agreement shall continue in full force and effect until it shall be released, re-assigned, re-transferred and cancelled:
6.1.1	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Grantor, upon the Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Grantor or any other person under any of the Loan Documents; or

6.1.2	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Guernsey law).
6.2	Upon the discharge of the security interest created pursuant to this Agreement the Collateral Agent shall at the Grantor’s cost:
6.2.1	furnish to the Grantor a completed certificate of discharge in the form prescribed by the Law;

6.2.2	re-assign or re-transfer the Collateral to the Grantor or to such person as the Grantor may direct;

6.2.3	deliver the certificates or documents of title, notices and stock transfer forms in respect of the Collateral to the Grantor or to such other person as the Grantor may direct; and

6.2.4	do all such acts which are reasonably requested by the Grantor in order to release, re-assign, re-transfer and cancel the security interest constituted by this Agreement.
6.3	If the Grantor disposes of any Collateral and that disposal is permitted by the Principal Finance Documents, that Collateral shall, unless an Enforcement Event has occurred and is continuing, be automatically released, re-assigned, re-transferred and cancelled from the security interest constituted by this Agreement with effect from the day of such disposal and the Collateral Agent (at the expense and cost of the Grantor) shall do all such acts which are reasonably requested by the Grantor in order to release, re-assign, re-transfer and cancel the relevant Collateral from the security interest constituted by this Agreement. Any or all of the Collateral shall also be released, re-assigned, re-transferred and cancelled in accordance with and to the extent permitted by the Intercreditor Arrangements.

7	Exchange Rate

The Collateral Agent may exchange or convert to the Required Currency any currency held or received by it from the Grantor in accordance with the terms of the Principal Finance Documents.
8	Power of Attorney

8.1	The Grantor by way of security irrevocably appoints the Collateral Agent to be its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:
8.1.1	carrying out any obligation imposed on the Grantor by this Agreement or any other agreement binding on the Grantor in relation to the Collateral to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Collateral);

8.1.2	enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of its rights under or pursuant to this Agreement or by law; and

8.1.3	enabling any person delegated by the Collateral Agent to exercise, or delegate the exercise of any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law, provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Grantor under this Clause 8.1 if:
(i)	an Enforcement Event has occurred and is continuing; and/or

(ii)	in respect of further assurance obligations or any action relating to the perfection of the security contemplated under this Agreement, the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Grantor that the Grantor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Parties’ Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Grantor under this Clause 8.1 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.
8.2	The Grantor shall ratify and confirm all things lawfully done and all documents properly executed by the Collateral Agent or any person properly delegated by it as an attorney in the exercise or purported exercise of all or any of the powers hereby granted.

9	Appropriation

9.1	Subject to Clause 9.2 and if an Enforcement Event has occurred and is continuing, the Collateral Agent may appropriate all payments received in respect of the Collateral for the account of the Grantor in reduction of any part of the Obligations in accordance with the Intercreditor Arrangements.

9.2	The Collateral Agent may open a new account or accounts if the Collateral Agent receives actual or constructive notice of any charge or interest affecting the Collateral, unless such charge or interest is permitted under the Principal Finance Documents. Whether or not the Collateral Agent opens any such account no payment received by the Collateral Agent after receiving such notice shall (if followed by any payment out of or debit to the relevant account other than for the purpose of satisfying the Obligations) be appropriated towards or have the effect of discharging any part of the Obligations outstanding at the time of receiving such notice, unless such notice is in respect of a charge or interest permitted under the Principal Finance Documents.
10	Preservation of other Security and Rights and Further Assurance

10.1	This security is in addition to any other security present or future held by the Collateral Agent for the Obligations and shall not merge with or prejudice such other security or any contractual or legal rights of the Collateral Agent.

10.2	The security created by this Agreement shall not be affected by any other security held by the Collateral Agent in respect of the Obligations being void or unenforceable.

10.3	Subject to the Agreed Security Principles, the Grantor shall at its own cost and at the Collateral Agent’s request (acting on the reasonable instructions of the Applicable Representative), execute or procure the execution of, any agreement, deed or document and take any action required by the Collateral Agent, in each case to protect or preserve the security created by this Agreement over the Collateral.

11	Credit Agreement Warranties

The Grantor hereby warrants and represents to the Collateral Agent that, on and as at the date of this Agreement with reference to the facts and circumstances then existing and subject to the provisions of the Principal Finance Documents and the Intercreditor Arrangements, the representations and warranties made by the Grantor as Loan Party in Section 3.01 (Organisation; Powers), Section 3.02 (Authorization), Section 3.03 (Enforceability), Section 3.06 (No Material Adverse Change), Section 3.07 (Title to Properties; Possession Under Leases), Section 3.09 (Litigation; Compliance with Laws), Section 3.10 (Agreements), Section 3.19 (Security Documents) and Section 3.22 (Solvency) of the Credit Agreement are true and accurate as regards the Grantor and this Agreement.

12	Creation of a Suspense Account

12.1	All monies received, recovered or realised by the Collateral Agent under this Agreement may, at the discretion of the Collateral Agent (acting on the instructions of the Applicable Representative), be credited to an interest bearing separate or suspense account for so long as the Collateral Agent may think fit without any intermediate obligation on the part of the Collateral Agent to apply such monies in or towards payment and discharge of the Obligations.

13	Assignment

13.1	The Collateral Agent may assign and transfer all or any part of its rights and obligations under this Agreement in accordance with the Principal Finance Documents and the expression “Collateral Agent” wherever used in this Agreement shall be deemed to include any such assignees and other successors permitted under the Principal Finance Documents, whether immediate or derivative, of the Collateral Agent, who shall be entitled to enforce and proceed upon this Agreement in the same manner as if named in this Agreement.

13.2	The Grantor shall not assign or otherwise transfer all or any of its rights, benefits or obligations arising under this Agreement unless otherwise permitted by the Principal Finance Documents.

14	Notices

14.1	For the purposes of section 13 of the Law, any notice or demand by the Collateral Agent or the Grantor shall be made or given in accordance with Section 5.01 of the First Lien Intercreditor Agreement or may effectually be made by notice in writing to the Grantor served in accordance with Section 13 of the Law.

14.2	For the avoidance of doubt, the parties to this Agreement agree that any notice of default required to be given pursuant to Section 7(3) of the Law shall be deemed to have been received by the Grantor if delivered in accordance with Clause 14.1 above.

15	Costs and Expenses

The parties agree that the Additional Collateral Agent’s Fee Letter and Section 9.05(a) of the Credit Agreement shall apply to this Agreement as regards the Grantor and this Agreement.

16	Delegation

Subject to Section 4.05 of the First Lien Intercreditor Agreement, the Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent itself.

17	Indemnity

To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Grantor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys and any delegate against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes and costs which it may sustain as a consequence of any breach by the Grantor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Collateral.

18	No liability

None of the Collateral Agent, its nominee(s) or any delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Collateral or (c) the taking possession or realisation of all or any part of the Collateral, except to the extent provided in the Principal Finance Documents.

19	Droit de Discussion and Droit de Division

The Grantor abandons all and every right which it may have at any time under any existing or future Guernsey law including, but not limited to the “droit de discussion” and the “droit de division” or otherwise to require that recourse be had to the assets of some other person nor shall the Grantor be entitled to require that any other person be made a party to any legal proceedings brought by the Collateral Agent, or to require that any liability of the Grantor be divided or apportioned amongst any other persons or reduced in any manner whatsoever, whether the formalities required by Guernsey law, in regard to the rights or obligations of sureties shall or shall not have been observed.

20	General

20.1	The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law or to which the Collateral Agent may otherwise be entitled.

20.2	No failure on the part of the Collateral Agent to exercise and no delay on its part in exercising any right or remedy under this Agreement will operate as a waiver of it, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of it or any other right or remedy.

20.3	With the exception of any action permitted under this Agreement, any waiver or consent by the Collateral Agent under this Agreement must be in writing and may be given subject to any conditions thought fit by the Collateral Agent acting reasonably. Unless otherwise stated, any waiver or consent shall be effective for the period and for the purpose for which it is given.

20.4	Any liberty or power which may be exercised or any determination which may be made under this Agreement by the Collateral Agent may, subject to any terms of this Agreement to the contrary, be exercised or made in the absolute and unfettered discretion of the Collateral Agent.

20.5	This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, executors, administrators, successors, permitted transferees and permitted assigns as provided in this Agreement.

20.6	The security interests created under this Agreement shall remain binding on the Grantor notwithstanding any amalgamation, re-construction, re-organisation, merger, sale, liquidation, administration or transfer by or involving the Collateral Agent or its assets unless such security interests are released, re-assigned, re-transferred or cancelled in accordance with Clause 6 of this Agreement.

20.7	Nothing in this Agreement and no action taken by the parties pursuant to this Agreement shall constitute, or be deemed to constitute, the parties a partnership, association, joint venture or other co-operative entity.

20.8	Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.9	This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.

20.10	The Collateral Agent shall be entitled to impart any information concerning the Grantor in respect of the Collateral to the extent permitted by the terms of the Principal Finance Documents and this Agreement.

20.11	This Agreement may be executed in any number of counterparts. All the counterparts shall together constitute a single instrument.

21	Governing Law and Jurisdiction

21.1	This Agreement shall be governed by and construed in accordance with the laws of the Island of Guernsey.

21.2	For the benefit of the Collateral Agent the Grantor irrevocably submits to the jurisdiction of the Guernsey courts and the Grantor irrevocably agrees that a judgment in any proceedings in connection with this Agreement by the Guernsey courts shall be conclusive and binding upon the Grantor and may be enforced against the Grantor in the courts of any other jurisdiction. The Collateral Agent shall also be entitled to take proceedings in connection with this Agreement against the Grantor in the courts of any country in which the Grantor has assets or in any other courts of competent jurisdiction.
21.3	The Grantor waives:
21.3.1	any objection which the Grantor may now or in the future have to the Guernsey courts or other courts referred to in Clause 21.2 as a venue for any proceedings in connection with this Agreement; and

21.3.2	any claim which the Grantor may now or in the future be able to make that any proceedings in the Guernsey courts or other courts referred to in Clause 21.2 have been instituted in an inappropriate forum.
IN WITNESS OF WHICH this Agreement has been duly executed
SIGNED by
for and on behalf of
SIG COMBIBLOC GROUP AG
SIGNED by
for and on behalf of
WILMINGTON TRUST (LONDON) LIMITED

SCHEDULE 1
The Securities
The entire issued share capital of SIG Asset Holdings Limited a non-cellular company limited by shares whose registered number is 28883 and whose registered office as at the date of this Agreement is at Heritage Hall, Le Marchant Street, St Peter Port, Guernsey, being 81,647 non redeemable preference shares of €10.00 each fully paid up and 656 ordinary shares of €10.00 each fully paid up.

SHAREHOLDER
AND ADDRESS
AND
REGISTERED
NUMBER	BENEFICIAL OWNER	NO. OF SHARES	CLASS OF SHARES	CERTIFICATE NO.
SIG COMBIBLOC GROUP AG with business address as at the date of this Agreement, at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland and company number CH-290.3.004.149-2	SIG COMBIBLOC GROUP AG	656	Ordinary	2004

SIG COMBIBLOC	SIG COMBIBLOC	81,647	Non	3009
GROUP AG with	GROUP AG		redeemable
business address			preference
as at the date of this Agreement, at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland and company number CH-290.3.004.149-2

SCHEDULE 2
Part 1
Notice to Company
To: SIG Asset Holdings Limited (“Company”)

From: Wilmington Trust (London) Limited (“Collateral Agent”); and SIG Combibloc Group AG (“Grantor”)
Date: [•]
Dear Sirs
Security Interest Agreement over Securities in the Company between the Grantor, the Company and the Collateral Agent dated [•] (“SIA”)
We refer to the SIA. This is a Notice. Terms defined in the SIA have the same meaning when used in this Notice unless given a different meaning in this Notice.
1	We give you notice that pursuant to the terms of the SIA the Grantor has assigned to the Collateral Agent:

1.1	the entire issued share capital of the Company as at the date hereof (“Securities”); and

1.2	to the fullest extent permitted by law, all securities, rights, dividends, interest, monies and distributions (whether of a capital or income nature) accruing, offered, issued or deriving at any time by way of dividend, bonus, redemption, exchange, purchase, sale, substitution, conversion, consolidation, sub-division, preference, option or otherwise attributable to any of the securities which from time to time comprise the Securities and includes any Securities which may be renumbered or redesignated (“Derivative Assets”); and

1.3	all the Grantor’s right, title and interest to and in the Securities and the Derivative Assets, (together the “Collateral”).

2	Until the entry of the name of the Collateral Agent or its nominee in the register of members of the Company in accordance with the terms of the SIA, the assignment of the Collateral pursuant to the SIA does not operate as an assignment to the Collateral Agent of the voting rights in or in respect of the Securities, nor does it operate as an assignment of all Derivative Assets from time to time paid on the Collateral.

3	We irrevocably authorise you to disclose to the Collateral Agent or its nominees, attorneys or assigns (notified by you in writing from time to time by the Collateral Agent) all such information relating to the Securities as you are required to disclose under the terms of the Principal Finance Documents.

4	Unless you receive notice from the Collateral Agent or its nominees, attorneys or assigns to the contrary, or the Lien over such Securities is released in accordance with the terms of the SIA, you shall administer the Securities in accordance with the terms of this Notice.
6	This notice shall be governed by and construed in accordance with the laws of the Island of Guernsey.
Please confirm your agreement to be bound by and comply with the terms of this Notice by signing and returning, both a copy of this Notice and the acknowledgement below, to the Collateral Agent at the address below marked for the attention of Elaine Lockhart with a copy to the Grantor.
Yours faithfully
SIGNED by
For and on behalf of
WILMINGTON TRUST (LONDON) LIMITED
SIGNED by
For and on behalf of
SIG COMBIBLOC GROUP AG

Part 2
ACKNOWLEDGMENT
To:	Wilmington Trust (London) Limited 6 Broad Street Place London EC2M 7JH United Kingdom
For the attention of: Elaine Lockhart
Dated [ • ]
Dear Sirs
Terms defined in the Notice have the same meaning when used in this Acknowledgment.
We confirm that:
(1)	we accept the authorisations and instructions contained in the Notice and we undertake to act in accordance and comply with the terms of the Notice;

(2)	at the date of this acknowledgement we have not received notice of any other security interest, lien, mortgage, charge or any other third party interest whatsoever in relation to the Securities;

(3)	if we become aware of any matter referred to in paragraph (2) above, unless such matter is permitted under the Principal Finance Documents (as defined in the SIA) we will promptly inform you in writing of such event;

(4)	if instructed by you in writing (accompanied by a relevant and complete stock transfer form) if an Enforcement Event (as defined in the SIA) has occurred and is continuing, we will enter in the register of members of the Company your name or the name of any nominee, attorney or assignee in accordance with the provisions of such stock transfer form;
This acknowledgement is governed by and construed in accordance with the laws of the Island of Guernsey.
Yours faithfully
SIG ASSET HOLDINGS LIMITED